As filed with the United States Securities and Exchange Commission on December 31, 2020.

Registration No. 333-251558

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

AMENDMENT NO. 1 TO
FORM S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

GLOBAL PARTNER ACQUISITION CORP II

(Exact name of registrant as specified in its charter)

Cayman Islands	6770	NA
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

7 Rye Ridge Plaza, Suite 350
Rye Brook, NY 10573
(917) 793-1965
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Paul J. Zepf

7 Rye Ridge Plaza, Suite 350

Rye Brook, NY 10573

(917) 793-1965

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Douglas S. Ellenoff, Esq. Stuart Neuhauser, Esq. Richard Baumann, Esq. Ellenoff Grossman & Schole LLP 1345 Avenue of the Americas New York, NY 10105 (212) 370-1300	Matthew Gardner Michael Johns Maples and Calder P.O. Box 309, Ugland House Grand Cayman KY1-1104 Cayman Islands (345) 949-8066	Frank Lopez, Esq. Jonathan Ko, Esq. Paul Hastings LLP 200 Park Avenue New York, NY 10166 (212) 318-6000

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box: ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price per Security(1)	Proposed Maximum Aggregate Offering Price(1)	Amount of Registration Fee
Units, each consisting of one Class A ordinary share, $0.0001 par value, and one-sixth of one redeemable warrant(2)	28,750,000 units	$10.00	$287,500,000	$31,366
Class A ordinary shares included as part of the units(3)	28,750,000 shares	—	—	—	(6)
Redeemable warrants included as part of the units(3)	4,791,667 warrants	—	—	—	(6)
Redeemable warrants to be distributed to the holders of record of Class A ordinary shares issued in this offering that remain outstanding immediately after any redemptions of Class A ordinary shares in connection with the Registrant’s initial business combination(3)(4)	4,791,667 warrants	—	—	—	(6)
Contingent rights(5)	28,750,000 rights			—	(6)
Total	—	—	$287,500,000	$31,366	(7)

(1)   Estimated solely for the purpose of calculating the registration fee.

(2)	Includes 3,750,000 units, consisting of 3,750,000 Class A ordinary shares and 625,000 redeemable warrants, which may be issued upon exercise of a 45-day option granted to the underwriters to cover over-allotments, if any.
(3)	Pursuant to Rule 416(a), there are also being registered an indeterminable number of additional securities as may be offered or issued to prevent dilution resulting from share sub-divisions, share dividends or similar transactions.
(4)	Includes 625,000 redeemable warrants which, if the underwriters’ over-allotment option is exercised in full, will be distributed to the holders of record of Class A ordinary shares issued in this offering that remain outstanding immediately after any redemptions of Class A ordinary shares in connection with the Registrant’s initial business combination.
(5)	The contingent rights refer to the right attached to each Class A ordinary share issued in this offering to receive a distribution of up to 4,791,667 redeemable warrants (if the underwriters’ option is exercised in full), contingent upon such Class A ordinary share not being redeemed in connection with our initial business combination, and with the number of redeemable warrants to be distributed being contingent upon the aggregate number of Class A ordinary shares that are redeemed. Such rights will remain attached to our Class A ordinary shares and are not separately transferable, assignable or salable, and will not be evidenced by any form of certificate or instrument.
(6)	No fee, pursuant to Rule 457(g).
(7)	Previously paid.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE

Global Partner Acquisition Corp II is filing this Amendment No. 1 to its Registration Statement on Form S-1 (File No. 333-251558) as an exhibits-only filing. Accordingly, this amendment consists only of the facing page, this explanatory note, Part II of the Registration Statement, the signature page to the Registration Statement and the filed exhibits. The remainder of the Registration Statement is unchanged and has therefore been omitted.

Part II

Information not required in prospectus

Item 13. Other Expenses of Issuance and Distribution.

The estimated expenses payable by us in connection with the offering described in this registration statement (other than the underwriting discount and commissions) will be as follows:

SEC expenses	$31,366
FINRA expenses	43,625
Accounting fees and expenses	47,000
Printing and engraving expenses	40,000
Legal fees and expenses	265,000
Nasdaq listing and filing fees	75,000
Directors’ and officers’ liability insurance premiums(1)	473,000
Miscellaneous	25,009
Total	$1,000,000

(1)	This amount represents the approximate amount of annual directors’ and officers’ liability insurance premiums the registrant anticipates paying following the completion of its initial public offering and until it completes an initial business combination.

Item 14. Indemnification of Directors and Officers.

Cayman Islands law does not limit the extent to which a company’s memorandum and articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against willful default, willful neglect, civil fraud or the consequences of committing a crime. Our amended and restated memorandum and articles of association provide for indemnification of our officers and directors to the maximum extent permitted by law, including for any liability incurred in their capacities as such, except through their own actual fraud, willful default or willful neglect. We will enter into agreements with our directors and officers to provide contractual indemnification in addition to the indemnification provided for in our amended and restated memorandum and articles of association. We expect to purchase a policy of directors’ and officers’ liability insurance that insures our officers and directors against the cost of defense, settlement or payment of a judgment in some circumstances and insures us against our obligations to indemnify our officers and directors.

Our officers and directors have agreed to waive any right, title, interest or claim of any kind in or to any monies in the trust account, and have agreed to waive any right, title, interest or claim of any kind they may have in the future as a result of, or arising out of, any services provided to us and will not seek recourse against the trust account for any reason whatsoever (except to the extent they are entitled to funds from the trust account due to their ownership of public shares). Accordingly, any indemnification provided will only be able to be satisfied by us if (i) we have sufficient funds outside of the trust account or (ii) we consummate an initial business combination.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Information not required in prospectus

Item 15. Recent Sales of Unregistered Securities.

On November 11, 2020, our sponsor paid $25,000, or approximately $0.003 per share, to cover certain of our offering and formation costs in consideration of being issued 7,187,500 Class B ordinary shares, par value $0.0001. Such securities were issued in connection with our organization pursuant to the exemption from registration contained in Section 4(a)(2) of the Securities Act.

Our sponsor is an accredited investor for purposes of Rule 501 of Regulation D. Each of the equity holders in our sponsor is an accredited investor under Rule 501 of Regulation D. The sole business of our sponsor is to act as the company’s sponsor in connection with this offering.

Our sponsor has committed, pursuant to a written agreement, to purchase an aggregate of 4,900,000 private placement warrants (or 5,400,000 private placement warrants if the underwriters’ over-allotment option is exercised in full), each exercisable to purchase one ordinary share at $11.50 per share, subject to adjustment, at a price of $1.50 per warrant ($7,350,000 in the aggregate or $8,100,000 if the underwriters’ over-allotment option is exercised in full), in a private placement that will close simultaneously with the closing of this offering. This issuance will be made pursuant to the exemption from registration contained in Section 4(a)(2) of the Securities Act.

No underwriting discounts or commissions were paid with respect to such sales.

Information not required in prospectus

Item 16. Exhibits and Financial Statement Schedules.

EXHIBIT INDEX

Exhibit No.	Description
1.1	Form of Underwriting Agreement.**
3.1	Memorandum and Articles of Association.*
3.2	Form of Amended and Restated Memorandum and Articles of Association.**
4.1	Specimen Unit Certificate.*
4.2	Specimen Class A Ordinary Share Certificate.*
4.3	Specimen Warrant Certificate.**
4.4	Form of Warrant Agreement between Continental Stock Transfer & Trust Company and the Registrant.**
5.1	Opinion of Ellenoff Grossman & Schole LLP.**
5.2	Opinion of Maples and Calder, Cayman Islands Legal Counsel to the Registrant.**
10.1	Form of Investment Management Trust Agreement between Continental Stock Transfer & Trust Company and the Registrant.*
10.2	Form of Registration and Shareholder Rights Agreement among the Registrant, the Sponsor and the Holders signatory thereto.*
10.3	Form of Private Placement Warrants Purchase Agreement between the Registrant and the Sponsor.*
10.4	Form of Indemnity Agreement.*
10.5	Promissory Note, dated as of November 11, 2020, between the Registrant and the Sponsor.*
10.6	Securities Subscription Agreement, dated as of November 11, 2020, between the Registrant and the Sponsor.*
10.7	Form of Letter Agreement between the Registrant, the Sponsor and each director and executive officer of the Registrant.*
10.8	Form of Administrative Services Agreement between the Registrant and the Sponsor.*
14.1	Form of Code of Business Conduct and Ethics.**
23.1	Consent of WithumSmith+Brown, PC.*
23.2	Consent of Ellenoff Grossman & Schole LLP (included in Exhibit 5.1).**
23.3	Consent of Maples and Calder (included in Exhibit 5.2).**
24.1	Power of Attorney (included on signature page to the initial filing of this Registration Statement).*
99.1	Consent of Pano Anthos, Director Nominee.*
99.2	Consent of Andrew Cook, Director Nominee.*
99.3	Consent of Gary DiCamillo, Director Nominee.*
99.4	Consent of Claudia Hollingsworth, Director Nominee.*
99.5	Consent of William Kerr, Director Nominee.*
99.6	Consent of James McCann, Director Nominee.*
99.7	Consent of Jay Ripley, Director Nominee.*
99.8	Form of Audit Committee Charter.**
99.9	Form of Compensation Committee Charter.**
99.10	Form of Corporate Governance and Nominating Committee Charter.**

*	Previously filed
**	Filed herewith.

Information not required in prospectus

Item 17. Undertakings.

(i)	The undersigned registrant hereby undertakes that:

1.	For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

2.	For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(ii)	Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

Signatures

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Carmel, State of California, on the 31st day of December, 2020.

GLOBAL PARTNER ACQUISITION CORP II

By:	/s/ Paul J. Zepf
Name:	Paul J. Zepf
Title:	Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Paul J. Zepf	Chief Executive Officer and Chairman	December 31, 2020
Paul J. Zepf	(Principal Executive Officer)

/s/ David Apseloff	Chief Financial Officer	December 31, 2020
David Apseloff	(Principal Financial and Accounting Officer)

Authorized Representative

Pursuant to the requirements of Section 6(a) of the Securities Act of 1933, the undersigned has signed this registration statement, solely in its capacity as the duly authorized representative of Global Partner Acquisition Corp II, in the City of Carmel, State of California, on the 31st day of December, 2020.

By:	/s/ Paul J. Zepf
Name:	Paul J. Zepf
Title:	Chief Executive Officer and Chairman

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